Exhibit 4.9(vi)

D-02: Working Capital Loan Contract – Applicable to single transaction, and Class A & Class B single working capital loan businesses

WORKING CAPITAL LOAN CONTRACT

Contract No.: Jiading 2025 Liu Zi No. 25066201

Borrower: WIPO (Shanghai) New Energy Technology Co., Ltd.

Unified Social Credit Code: 91310107324485470F

Legal Representative/Responsible Person: Yuejin Liu

Domicile: 9th Floor, Building E1, Lane 1588, Zhuguang Road, Xujing Town, Qingpu District

Postal Code: 200000

Account-Opening Financial Institution and Account No.: China Citic Bank Shanghai Xuhui Branch, 8110201013001309775

Tel: ******

Fax: /

Email: /

Lender: Bank of China Limited, Shanghai Jiading Sub-branch

Legal Representative/Responsible Person: Cao Jie

Domicile: No. 451, Tacheng Road, Jiading District

Postal Code: 201800

Tel: 69919000

Fax: /

Through equal consultation, the Borrower and the Lender have reached an agreement on the disbursement of working capital loans by the Lender to the Borrower, and hereby enter into this Contract.

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Article 1 Loan Amount

●	Loan Currency: RMB

●	Loan Amount (in words): Renminbi Three Million Yuan Only

●	Loan Amount (in figures): 3,000,000.00

Article 2 Loan Term

The loan term shall be 12 months, calculated from the actual drawdown date; in the case of installment drawdown, it shall be calculated from the first actual drawdown date.

The Borrower shall strictly withdraw the loan in accordance with the agreed drawdown time. If the actual drawdown date is later than the agreed drawdown time, the Borrower shall still repay the loan in accordance with the repayment time agreed under this Contract.

Article 3 Purpose of Loan

Purpose of Loan: Daily Business Turnover Without the written consent of the Lender, the Borrower shall not change the purpose of the loan, including but not limited to: the Borrower shall not use the loan for purchasing real estate or repaying housing mortgage loans, for dividend distribution to shareholders of the Borrower, or for investment in financial assets, fixed assets, equity, etc.; the loan shall not be used in fields and for purposes prohibited by laws, regulations, regulatory provisions, or national policies; the loan shall not be used for relending or purchasing other financial products for arbitrage; the loan shall not be misappropriated to falsely increase financial revenue, or illegally increase implicit local government debts, or for other purposes for which bank loans are prohibited to be invested.

Article 4 Loan Interest Rate and Interest Calculation & Settlement

The Lender explicitly informs the Borrower of the annualized loan interest rate under this Contract through the appendix hereto, the Letter of Information on Annualized Loan Interest Rate. If the annualized interest rate under this Contract is calculated solely in accordance with the interest rate specified in Paragraph 1 of this Article, the aforementioned Letter of Information on Annualized Loan Interest Rate shall not apply.

1. Loan Interest Rate

The loan interest rate (annualized interest rate, simple interest for RMB loans, and ☐ simple interest / ☐ combination of simple and compound interest (choose one) for foreign currency loans) shall be the second (2) option below:

(1) Fixed Interest Rate: The annual interest rate is /%. The contract interest rate shall remain unchanged during the loan term.

● ☐ Source of fixed interest rate for RMB loans: The Loan Prime Rate (LPR) for ☐ 1-year / ☐ over 5-year (choose one) published most recently by the National Interbank Funding Center on the working day immediately preceding the effective date of this Contract ☐ plus / ☐ minus (choose one) / basis points (BPs).

● ☐ Source of fixed interest rate for foreign currency loans:

● A. The benchmark interest rate applicable on the effective date of this Contract (Day T) plus / basis points. The benchmark interest rate is the rate for / (duration) ☐ USD TERM SOFR / ☐ JPY TIBOR / ☐ EUR EURIBOR / ☐ / of the ☐ T-2 / ☐ T-3 working days displayed on the Bloomberg page or obtained from the Reuters system. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. The working days mentioned in this paragraph refer to the working days of the local regulatory authority of the benchmark interest rate for the corresponding currency.

● B. The benchmark interest rate applicable on the effective date of this Contract (Day T, or if Day T is not a working day, the working day immediately preceding it) plus / basis points. The benchmark interest rate is the rate for ☐ USD Overnight SOFR / ☐ GBP Overnight SONIA / ☐ JPY Overnight TONA / ☐ EUR Overnight ESTR / ☐ CHF Overnight SARON / ☐ / of the T-5 working days displayed on the Bloomberg page. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. The working days mentioned in this paragraph refer to the working days of the local regulatory authority of the benchmark interest rate for the corresponding currency. (Note: This clause applies to overnight rates).

● C. The latest / month / (foreign currency benchmark rate) plus / basis points obtained from the Reuters system before 9:00 AM (Beijing time) on the working day immediately preceding the effective date of this Contract. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. (Note: This clause applies to term rates of other foreign currencies than USD, GBP, JPY, EUR, and CHF).

(2) Floating Interest Rate: With the actual drawdown date (or the first actual drawdown date in the case of installment drawdown) as the starting date, the interest rate shall be re-determined once every 12 months as one floating cycle. The rate readjustment date shall be the first day of the next floating cycle, i.e., the corresponding day of the drawdown date in the month of readjustment, or if there is no corresponding day in that month, the last day of that month. If the floating cycle is daily, the rate readjustment date shall be the day of the next floating cycle.

For each drawdown:

● RMB Loan Floating Interest Rate:

● A. The interest rate for the initial period (from the actual drawdown date to the expiration date of this floating cycle) shall be the ■1-year / ☐ over 5-year (choose one) Loan Prime Rate (LPR) published most recently by the National Interbank Funding Center on the working day immediately preceding the actual drawdown date ☐ plus / ■ minus (choose one) 40 basis points.

● B. On the rate readjustment date, the interest rate shall be readjusted together with other installment drawdowns based on the ■1-year / ☐ over 5-year (choose one) LPR published most recently by the National Interbank Funding Center on the working day immediately preceding the rate readjustment date ☐ plus / ■ minus (choose one) 40 basis points, which shall serve as the applicable interest rate for that floating cycle.

● ☐ Foreign Currency Loan Floating Interest Rate:

● A. If term rate applies, the interest rate shall be determined as follows: The interest rate for the initial period (from the actual drawdown date to the expiration date of this floating cycle) shall be the benchmark interest rate applicable on the actual drawdown date (Day T) plus a spread of / basis points. The benchmark interest rate is the rate for / (duration) ☐ USD TERM SOFR / ☐ JPY TIBOR / ☐ EUR EURIBOR / ☐ / of the ☐ T-2 / ☐ T-3 working days. On the rate readjustment date (Day T), the interest rate shall be determined together with other installment drawdowns based on the rate for / (duration) ☐ USD TERM SOFR / ☐ JPY TIBOR / ☐ EUR EURIBOR / ☐ / of the ☐ T-2 / ☐ T-3 working days displayed on the Bloomberg page or obtained from the Reuters system plus a spread of / basis points to determine the applicable interest rate for that floating cycle. The spread shall remain unchanged during the contract term. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. The working days mentioned in this paragraph refer to the working days of the local regulatory authority of the benchmark interest rate for the corresponding currency.

● B. If overnight rate applies, the interest rate shall be determined as follows: The interest rate shall be determined based on the benchmark rate of ☐ USD Overnight SOFR / ☐ GBP Overnight SONIA / ☐ JPY Overnight TONA / ☐ EUR Overnight ESTR / ☐ CHF Overnight SARON / ☐ / applicable on each interest accrual day (i.e., each calendar day during the loan term, the same below) plus a spread of / basis points. Subsequently, the Lender shall determine the interest rate for each interest accrual day based on the benchmark rate and the spread. The daily benchmark rate shall be determined as follows: the first rate determination date is the actual drawdown date, and subsequent rate determination dates shall be each interest accrual day after the first rate determination date. The benchmark rate applicable on the rate determination date (Day T, or if Day T is not a working day, the working day immediately preceding it) shall be the rate for ☐ USD Overnight SOFR / ☐ GBP Overnight SONIA / ☐ JPY Overnight TONA / ☐ EUR Overnight ESTR / ☐ CHF Overnight SARON / ☐ / of the T-5 working days displayed on the Bloomberg page. The spread shall remain unchanged during the contract term. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. The working days mentioned in this paragraph refer to the working days of the local regulatory authority of the benchmark interest rate for the corresponding currency.

● C. The interest rate for the initial period (from the actual drawdown date to the expiration date of this floating cycle) shall be the latest / month / (foreign currency benchmark rate) plus / basis points obtained from the Reuters system before 9:00 AM (Beijing time) on the working day immediately preceding the actual drawdown date. On the rate readjustment date, the interest rate shall be readjusted together with other installment drawdowns based on the latest benchmark rate of the same floating cycle and duration obtained from the Reuters system before 9:00 AM (Beijing time) on the working day immediately preceding that day plus / basis points. If the foreign currency benchmark interest rate is negative, it shall be deemed as zero. (Note: This clause applies to term rates of other foreign currencies than USD, GBP, JPY, EUR, and CHF).

2. Interest Calculation

● (1) For fixed interest rates under Item (1) of Paragraph 1, and RMB floating rates & foreign currency floating rates A and C under Item (2) of Paragraph 1 of this Article:

Interest shall be calculated from the actual drawdown date, based on the actual drawdown amount and the number of days the loan is used.

Interest Calculation Formula: Interest = Principal × Actual Days × Daily Interest Rate.

The base for calculating the daily interest rate shall be 360 days a year. Conversion Formula: Daily Interest Rate = Annual Interest Rate / 360.

● (2) For foreign currency floating rate B under Item (2) of Paragraph 1 of this Article:
Interest shall be calculated from the actual drawdown date, based on the actual drawdown amount and the number of days the loan is used.

● ☐ Simple Interest: Interest on the portion calculated based on the benchmark rate and the portion calculated based on the spread shall both be calculated on a simple interest basis.

● ☐ Combination of Simple and Compound Interest: For the portion calculated based on the benchmark rate, the interest for each working day = (Loan Principal + Total Outstanding Interest of this portion accumulated as of the previous day) × Daily Benchmark Interest Rate applicable on that day; interest on non-working days shall still be calculated on a simple interest basis. For the portion calculated based on the spread, the interest shall be calculated on a simple interest basis.

The base for calculating the daily interest rate shall be 360 days a year. Conversion Formula: Daily Interest Rate = Annual Interest Rate / 360.

The “working days” mentioned above refer to the working days of the local regulatory authority of the benchmark interest rate for the corresponding currency.

3. Interest Settlement

The Borrower shall settle interest in accordance with the first (1) option below:

● (1) Quarterly Settlement: The interest settlement date shall be the 20th day of the last month of each quarter, and the interest payment date shall be the 21st day.

● (2) Monthly Settlement: The interest settlement date shall be the 20th day of each month, and the interest payment date shall be the 21st day.

If the final repayment date of the loan principal is not on an interest payment date, the final repayment date of the loan principal shall be the interest payment date, and the Borrower shall pay off all interest payable.

4. Penalty Interest

● (1) For loans that are overdue or not used for the purposes agreed in this Contract, penalty interest shall be calculated and charged on the overdue or misappropriated portion from the date of default or misappropriation at the penalty interest rate agreed in this clause until all principal and interest are paid off.

For loans that are both overdue and misappropriated, penalty interest shall be charged at the higher penalty interest rate.

● (2) For interest and penalty interest that the Borrower fails to pay on time, compound interest shall be calculated and charged in the interest settlement manner agreed in Paragraph 3 of this Article at the penalty interest rate agreed in this clause.

● (3) Penalty Interest Rate (Note: Fill in according to the loan currency and the interest rate determination method):

● RMB Loan Penalty Interest Rate:

● ☐ Penalty Interest Rate for Fixed Interest Rate Loans:

● A. Floating interest rate, with a floating cycle of / months / / years (Note: For fixed-rate loans with a term of one year or less, the floating cycle shall be the original loan term; for fixed-rate loans with a term of more than one year, the floating cycle shall be one year). The interest rate shall be re-determined once every floating cycle from the date of default or misappropriation. The rate readjustment date shall be the corresponding day of the default or misappropriation in the month of readjustment, or if there is no corresponding day in that month, the last day of that month.

● B. The penalty interest rate for overdue loans shall be the benchmark penalty rate determined in Item C plus /%, and the penalty interest rate for misappropriated loans shall be the benchmark penalty rate plus /%.

● C. In the first floating cycle, the benchmark penalty rate shall be the interest rate agreed in Paragraph 1 of this Article. After each floating cycle is completed, the benchmark penalty rate for the next cycle shall be the LPR for ☐ 1-year / ☐ over 5-year (choose one) published most recently by the National Interbank Funding Center on the working day immediately preceding the rate readjustment date ☐ plus / ☐ minus (choose one) / BPs.

● ■ Penalty Interest Rate for Floating Interest Rate Loans:

● A. The interest rate shall float in accordance with the floating cycle agreed in Paragraph 1 of this Article from the date of default or misappropriation. The rate readjustment date for penalty interest shall be the corresponding day of the default or misappropriation in the month of readjustment, or if there is no corresponding day in that month, the last day of that month.

● B. The penalty interest rate for overdue loans shall be the benchmark penalty rate determined in Item C plus 50%, and the penalty interest rate for misappropriated loans shall be the benchmark penalty rate determined in Item C plus 100%.

● C. In the first floating cycle, the benchmark penalty rate shall be the loan interest rate actually executed during the default or misappropriation period. After each floating cycle is completed, the benchmark penalty rate for the next cycle shall be re-determined on the rate readjustment date in the manner agreed in Paragraph 1 of this Article.

● Foreign Currency Loan Penalty Interest Rate:

● ☐ Penalty Interest Rate for Fixed Interest Rate Loans:

The penalty interest rate for overdue loans shall be the loan interest rate determined in Item (1) of Paragraph 1 of this Article plus / BPs, and the penalty rate for misappropriated loans shall be the rate plus / BPs.

● ☐ Penalty Interest Rate for Floating Interest Rate Loans:

● A. The floating cycle and rate readjustment date of penalty interest shall be determined in accordance with Item (2) of Paragraph 1 of this Article. In the first floating cycle, the benchmark penalty rate shall be the loan interest rate actually executed during the default or misappropriation period. After each floating cycle is completed, the benchmark penalty rate for the next cycle shall be re-determined on the rate readjustment date in the manner agreed in Item (2) of Paragraph 1 of this Article.

● B. The penalty interest rate for overdue loans shall be the benchmark penalty rate determined in Item A plus / BPs, and the penalty rate for misappropriated loans shall be the rate plus / BPs.

● ☐ Penalty Interest Rate for Floating Interest Rate Loans (Note: This clause applies to loans with compound interest; delete if not applicable):

● A. From the date of default or misappropriation, the benchmark penalty rate shall float in accordance with the interest settlement cycle, and the benchmark penalty rate for each cycle shall be the rate actually executed in the preceding cycle.

● B. The penalty interest rate for overdue loans shall be the benchmark penalty rate determined in Item A plus / BPs, and the penalty rate for misappropriated loans shall be the rate plus / BPs.

5. Other Terms

● (1) The “loan interest rate” and “penalty interest rate” under this Contract are tax-inclusive rates, meaning that the interest charged by the Lender to the Borrower already includes the Value-Added Tax (VAT) payable under national laws and regulations.

● (2) If the floating interest rate benchmark under this Contract undergoes major changes, it shall be handled in accordance with the market rules in force at that time. If the Lender requires the Borrower to sign a supplementary contract on related matters, the Borrower shall cooperate.

● (3) The terms “pricing benchmark” and “benchmark interest rate” mentioned in this Article have the same meaning.

● (4) The terms “TERM SOFR”, “TIBOR”, “EURIBOR”, “Overnight SOFR”, “Overnight SONIA”, “Overnight TONA”, “Overnight ESTR”, and “Overnight SARON” under this Contract refer to the respective rates published and managed by their official administrators (or their successors).

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Article 5 Drawdown Conditions

The Borrower’s drawdown shall meet the following conditions:

● This Contract and its appendices have come into effect;

● The Borrower has provided security as required by the Lender, and the security contract has come into effect and completed statutory approval, registration, or filing procedures;

● The Borrower has reserved with the Lender the documents, bills, seals, personnel lists, and signature specimens related to the conclusion and performance of this Contract, and has completed the relevant vouchers;

● The Borrower has opened the accounts necessary for performing this Contract as required by the Lender;

● The Borrower has submitted a written drawdown application and proof of loan purpose to the Lender 10 bank working days before drawdown, and completed the relevant procedures;

● ☐ The Borrower has submitted to the Lender the resolution and authorization letter of the Board of Directors or other authorized departments agreeing to enter into and perform this Contract (Note: Delete if not applicable);

● Other drawdown conditions stipulated by law and agreed by both parties.

If the above drawdown conditions are not met, the Lender has the right to reject the Borrower’s drawdown application, unless the Lender agrees to disburse the loan.

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Article 6 Drawdown Time and Method

● The Borrower shall withdraw the loan in accordance with the second (2) option below:

● (1) A one-time drawdown on / (Year) / (Month) / (Day).

● (2) Fully withdraw the loan within 90 days starting from March 11, 2025.

● (3) Withdraw in installments according to the schedule below:

● Drawdown Time: / | Drawdown Amount: /

● For any portion not withdrawn after the above time, the Lender has the right to reject the Borrower’s drawdown application.

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Article 7 Disbursement of Loan Funds

1. Disbursement Account

The Borrower shall open the following account with the Lender as the disbursement account, and the disbursement and payment of the loan shall be processed through this account:

● Account Name: WIPO (Shanghai) New Energy Technology Co., Ltd.

● Account No.: 457282305773

● ☐ The above account is a special account, which can only be used for the disbursement and payment of loan funds, and shall not be used for other receipts and payments. (Note: Delete if not applicable).

2. Disbursement Method

● (1) The disbursement method of loan funds shall be executed in accordance with laws, regulations, regulatory provisions, and this Contract. The disbursement method of a single drawdown shall be confirmed in the drawdown application. If the Lender deems that the disbursement method selected in the drawdown application does not meet the requirements, it has the right to change the payment method or suspend the disbursement and payment of the loan.

● (2) Lender’s Entrusted Payment: The Lender shall, based on the Borrower’s drawdown application and payment entrustment, pay the loan funds to the Borrower’s transaction counterparty that complies with the purpose agreed in this Contract. In accordance with the relevant regulations of the National Financial Regulatory Administration (NFRA) and the Lender’s internal management rules, the disbursement of loan funds shall adopt the Lender’s entrusted payment method if any of the following conditions is met:

● A. The Lender and the Borrower have newly established a credit business relationship, and the Borrower’s credit rating does not meet the Lender’s internal requirements;

● B. The payment object is clear at the time of drawdown application (with a clear account and name) and the single payment amount to a single transaction counterparty exceeds RMB / (excluding; foreign currency converted at the exchange rate on the actual drawdown date) (Note: The agreed amount here shall not exceed RMB 10 million as stipulated by NFRA Order [2024] No. 2, and shall not exceed the limit under the Lender’s internal regulations);

● C. Other circumstances stipulated by the Lender or agreed with the Borrower.

● (3) Borrower’s Independent Payment: After the Lender disburses the loan funds to the Borrower’s account according to the drawdown application, the Borrower shall independently pay them to the transaction counterparty that complies with the purpose agreed in the Contract. Except for the circumstances where the Lender’s entrusted payment is required, the independent payment method shall apply.

● (4) Change of Payment Method: After submitting the drawdown application, if the Borrower’s payment conditions, credit rating, or other conditions change, and the independently paid loan funds meet the conditions for entrusted payment, the payment method shall be changed. If the payment amount, counterparty, or purpose changes under the changed or entrusted payment method, the Borrower shall submit a written application for change, a new drawdown application, and transaction materials proving the use of funds.

3. Specific Requirements for Entrusted Payment

● (1) Entrustment: If the conditions for entrusted payment are met, the Borrower shall make a clear payment entrustment in the drawdown application, i.e., authorizing and entrusting the Lender to directly pay the loan funds to the transaction counterparty’s account designated by the Borrower after transferring the funds into the designated Borrower’s account, and shall provide necessary payment information such as the name, account number, and payment amount of the transaction counterparty.

● (2) Transaction Materials: If entrusted payment applies, the Borrower shall, at each drawdown, provide the Lender with its disbursement account, the transaction counterparty’s account information, the payment amount, and materials proving that the drawdown complies with the purpose agreed in this Contract. The Borrower shall ensure all materials provided are true, complete, and valid. The Lender shall not assume any liability for any failure to complete the payment obligation in a timely manner due to untrue, inaccurate, or incomplete materials, and the Borrower’s repayment obligations shall not be affected.

● (3) Performance of Entrusted Payment:

● A. Under entrusted payment, after the Borrower submits the entrustment and transaction materials, the Lender shall, upon approval, pay the loan funds to the Borrower’s counterparty through the Borrower’s account.

● B. If the Lender finds that the transaction materials do not comply with the Contract or have defects, it has the right to require the Borrower to supplement, replace, explain, or resubmit them, and may refuse disbursement before acceptable materials are provided.

● C. If the bank of the counterparty returns the funds, causing the Lender to fail to pay the counterparty in a timely manner, the Lender shall not assume any liability, and the Borrower’s repayment obligations under this Contract shall not be affected. The Borrower hereby authorizes the Lender to freeze the returned funds. The Borrower shall resubmit the payment entrustment and proof of purpose.

● (4) The Borrower shall not evade the Lender’s entrusted payment by breaking up a whole amount into parts.

4. Post-Disbursement Records: After disbursement, the Borrower shall provide records and materials on the use of loan funds in a timely manner as required by the Lender.

5. Right to Suspend Disbursement: The Lender has the right to redetermine disbursement conditions, change payment methods, or suspend/terminate disbursement if:

● (1) The Borrower’s operating and financial conditions deteriorate significantly;

● (2) The Borrower’s credit status declines or its main business profitability is weak;

● (3) Abnormalities occur in the use of loan funds or the Borrower evades entrusted payment;

● (4) The Borrower fails to provide records on the use of funds in a timely manner;

● (5) The Borrower violates this Article in paying the funds;

● (6) Other material breaches of the Contract occur.

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Article 8 Repayment

1. Fund Return Account

The Borrower designates the following account as the fund return account, and the returned funds shall enter this account. The Borrower shall provide details of inflows and outflows of this account, and the Lender has the right to require explanations for large or abnormal transactions, supervise the account, and require a separate account management agreement:

● Account Name: WIPO (Shanghai) New Energy Technology Co., Ltd.

● Account No.: 457282305773

2. Repayment Plan

Unless otherwise agreed, the Borrower shall repay the loan in accordance with the first (1) option below:

● (1) Repay all loans under this Contract on the loan maturity date. (Note: Under Article 23 of NFRA Order [2024] No. 1, this clause in principle does not apply to loans with a term exceeding one year).

● (2) Repay in accordance with the following schedule:

● Repayment Time: / | Repayment Amount: /

● (3) Other repayment plans: /

If the Borrower needs to change the repayment plan, it must submit a written application to the Lender 10 bank working days before the maturity of the corresponding loan, subject to joint written confirmation by both parties.

3. Repayment Sequence

Unless otherwise agreed, if the Borrower defaults on principal, interest, and enforcement expenses simultaneously, the Lender has the right to determine the order of repayment. In the case of installment repayment, if there are multiple due or overdue loans, the Lender has the right to determine the repayment sequence. If there are multiple expired loan contracts between the parties, the Lender has the right to determine the contract fulfillment order for each repayment.

4. Prepayment

Unless otherwise agreed, the Borrower may prepay the loan by giving a 10 bank working days prior written notice to the Lender. The prepaid amount shall first be used to repay the loan maturing last (in reverse chronological order).

For loans with simple-compound interest combination, the interest corresponding to the prepaid principal must be settled in full at the time of prepayment.

● ☐ The Lender has the right to charge a prepayment penalty fee at the standard of /. (Note: Delete if not applicable or if the Borrower is a micro/small enterprise).

5. Repayment Execution Method

The Borrower shall repay the loan in accordance with the first (1) option below:

● (1) The Borrower shall deposit sufficient funds in the following repayment account no later than 10 bank working days before each payment is due, and the Lender has the right to automatically deduct the funds on the due date:

● Repayment Account Name: WIPO (Shanghai) New Energy Technology Co., Ltd.

● Account No.: 457282305773

● (2) Other repayment methods agreed by both parties: /

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Article 9 Security

● The security method for the debt under this Contract is:

This Contract is the principal contract under the Maximum Amount Guarantee Contract (No. Jiading 2025 Zui Gao Bao Zi No. 25066201) signed between the Guarantor Liu Yuejin and the Lender, and the Guarantor shall provide the maximum amount guarantee.

The guarantee is provided by Shanghai Financing Guarantee Fund Administration Center for Micro, Small and Medium-sized Enterprises, and a corresponding guarantee contract is signed.

● If any event occurs that the Lender believes may affect the performance capability of the Borrower or the Guarantor, or if the guarantee contract becomes invalid, revoked, or dissolved, or if their financial conditions deteriorate or they become involved in major litigation/arbitration, or their accounts are frozen, or if the collateral depreciates, is damaged, lost, or seized, the Lender has the right to require, and the Borrower has the obligation to provide, new security or change guarantors.

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Article 10 Invoice Issuance

● The Borrower may apply to the Lender for a VAT invoice (☐ VAT Special Invoice / ☐ VAT Ordinary Invoice) after the Lender confirms receipt of payments.

● The Borrower may apply for invoices at the corresponding business handling branch or other designated branches.

● The Borrower must confirm that the payer, contract signatory, and buyer listed on the VAT invoice represent the same tax entity. Any losses due to mismatch shall be borne by the Borrower.

● If the invoice is lost after acquisition, the Lender is not obligated to reissue it.

● If a discount is agreed, the invoice amount shall be based on the discounted price.

● No VAT invoice shall be provided for free services.

● The Borrower shall verify invoice information in a timely manner and apply for reissuance if errors are found.

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Article 11 Representations and Warranties

1. The Borrower makes the following representations:

● (1) It is legally registered and validly existing with full civil rights and capacity;

● (2) The execution and performance of this Contract are based on its true intention, legally authorized, and do not violate its Articles of Association, internal regulations, or binding contracts, and all necessary approvals have been or will be obtained;

● (3) All documents, financial statements, and materials provided are true, complete, accurate, and valid;

● (4) The transaction background is genuine and legal, not involving money laundering, terrorist financing, proliferation financing, tax evasion, fraud, or violating sanctions;

● (5) No events that may affect the financial status or performance capability of the Borrower or the Guarantor have been concealed;

● (6) It meets national environmental protection standards, without risks of high energy consumption or high pollution;

● (7) The loan purpose and repayment sources are genuine and lawful.

● (8) Others

2. The Borrower makes the following covenants:

● (1) Periodically submit financial statements and meet financial index requirements as requested by the Lender;

● (2) Any counter-guarantee agreement signed with the Guarantor shall not prejudice the Lender’s rights;

● (3) To cooperate with the Lender in the management of loan disbursements and post-lending administration, to accept the Lender’s credit inspection and supervision, and to provide sufficient assistance and cooperation: where the Borrower makes autonomous payments, the Borrower shall accept and cooperate with the Lender’s inspection and supervision conducted through account analysis, voucher verification, on-site investigation, and other means to verify whether the loan disbursements comply with the agreed purposes and whether there are circumstances of circumventing entrusted payment by splitting amounts into smaller sums; the Borrower shall periodically summarize and report the disbursement and utilization of loan funds in accordance with the Lender’s requirements, with the specific reporting times being;

● (4) Prior to engaging in any merger, demerger, capital reduction, equity transfer, or any material events that may affect its debt repayment capacity, including but not limited to external investments, external guarantees, substantive increase in debt financing, or material asset and creditor’s rights transfers, the Borrower must obtain the Lender’s prior written consent.

If any of the following circumstances occurs, the Borrower shall promptly notify the Lender:

A. Changes to the Borrower’s or Guarantor’s articles of association, business scope, registered capital, or legal representative;

B. Changes in the form of business operation, including but not limited to any form of joint venture, foreign joint venture,

cooperation, contracted management, restructuring, reorganization, or planned listing;

C. Involvement in material litigation or arbitration proceedings, or the sealing, seizure, or supervision of property or collateral, or the creation of new security interests on the collateral;

D. Suspension of business, dissolution, liquidation, business rectification, revocation, revocation of business license, or (being) petitioned for bankruptcy;

E. Shareholders, directors, and current senior management personnel being suspected of material cases or economic disputes;

F. The occurrence of an event of default by the Borrower under any other contract;

G. Occurrence of operational difficulties and deterioration of financial condition;

H. Any other material adverse events affecting the Borrower’s debt repayment capacity.

● (5) The repayment of debts under this Contract shall be senior to shareholder loans and pari passu with other unsecured creditors. No shareholder loans shall be repaid before the bank loan is paid off.

Furthermore, from the effective date of this Contract until the full repayment of the principal and interest of the loan and related expenses under this Contract, the Borrower shall not repay any loans extended to it by the Borrower’s shareholders. (Note: This clause is optional and shall be deleted if not applicable.)

● (6) ■ Where the net profit after tax for the relevant fiscal year is zero or negative, or the profit after tax is insufficient to cover the accumulated losses of prior fiscal years, or where the profit before tax has not been applied to repay the principal, interest, and expenses due from the Borrower for that fiscal year, or where the profit before tax is insufficient to cover the principal, interest, and expenses for the next installment, the Borrower shall not distribute any dividends or bonuses to its shareholders in any form:

☐ From the effective date of this Contract until the full repayment of the principal and interest of the loan and related expenses under this Contract, the Borrower shall not distribute any dividends or bonuses to its shareholders in any form:

☐ From the effective date of this Contract until the full repayment of the principal and interest of the loan and related expenses under this Contract, the dividends and bonuses distributed by the Borrower to its shareholders shall not exceed ____% of the Borrower’s profit after tax:

☐ Where the net profit after tax for the relevant fiscal year is zero or negative, or the profit after tax is insufficient to cover the accumulated losses of prior fiscal years, or where the profit before tax has not been applied to repay the principal, interest, and expenses due from the Borrower for that fiscal year, or where the profit before tax is insufficient to cover the principal, interest, and expenses for the next installment, the Borrower shall not distribute any dividends or bonuses to its shareholders in any form. Furthermore, when dividends or bonuses may be distributed to shareholders in accordance with this clause, the dividends and bonuses distributed by the Borrower to its shareholders shall not exceed ____% of the Borrower’s profit after tax:

(Note: Select one option based on actual business needs; delete clauses that are not applicable.)

● (7) Not dispose of assets in a way that reduces debt-paying ability; ensure the total amount of external guarantees does not exceed / times of its net assets and complies with its Articles of Association;

● (8) Do not transfer loan funds to accounts under the same name or affiliate accounts without consent;

● (9) ☐ Ensure the security conditions, interest rate pricing, and debt seniority offered to the Lender are not less favorable than those offered to other financial institutions. (Delete if not applicable);

● (10) ☐ Register foreign exchange loans with the State Administration of Foreign Exchange (SAFE) in a timely manner. (Delete if not applicable);

● (11) The Lender has the right to prepay the loan based on the fund return conditions;

● (12) ☐ The Borrower shall submit its environmental (climate), social, and governance risk reports to the Lender. The Borrower hereby represents and warrants that it will strengthen the management of environmental (climate), social, and governance risks, and undertakes to accept the Lender’s supervision. Any breach by the Borrower of the foregoing undertakings shall constitute or be deemed an Event of Default under this Contract, and the Lender may take default remedies in accordance with the provisions of this Contract:

(Note: This is an optional clause. Pursuant to the Green Credit Guidelines (Yin Jian Fa [2012] No. 4) and the Banking and Insurance Industry Green Finance Guidelines (Yin Bao Jian Fa [2022] No. 15), if the Borrower is a client involving material environmental (climate), social, and governance risks, this clause shall be selected; delete if not applicable.)

● (13) Cooperate with due diligence and update beneficiary owner information;

● (14) The Lender has the right to participate in major financing, asset sales, restructuring, or liquidation activities of the Borrower to protect its credit rights;

● (15) Provide complete, true, and effective materials to the Lender in a timely manner.

● (16) Others

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Article 12 Disclosure of Connected Transactions within the Group

The parties agree to apply the first (1) clause below:

● 1. The Borrower does not belong to a group customer as defined by the Guidelines on the Risk Management of Credit Granting to Group Customers of Commercial Banks (NFRA Order, hereinafter the “Guidelines”).

● 2. The Borrower belongs to a group customer under the Guidelines, and shall report connected transactions exceeding 10% of its net assets to the Lender. The Lender has the right to stop payment and accelerate the loan if the Borrower uses false contracts/receivables to obtain credit, undergoes major mergers/restructurings affecting safety, or evades debts through connected transactions.

If any of the following circumstances occurs with respect to the Borrower, the Lender shall have the right to unilaterally decide to suspend the disbursement of any unused loan to the Borrower, and to recover part or all of the principal and interest of the loan in advance:

Utilizing fictitious contracts with related parties to discount or pledge receivable bills, accounts receivable, or other claims without genuine trade background at the bank, thereby obtaining bank funds or credit facilities;

Ocurrence of material mergers, acquisitions, or restructuring, where the Lender considers that the safety of the loan may be affected;

Intentional evasion or impairment of bank claims through related party transactions;

other circumstances as stipulated in Article 18 of the Guidelines.

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Article 13 Events of Default and Remedies

Any of the following events shall constitute an Event of Default:

● The Borrower fails to perform its payment and clearance obligations to the Lender;

● The Borrower fails to use the loan funds in accordance with the agreed payment methods or purposes, or uses the funds for arbitrage, or falsely increases local fiscal revenues or implicit local debts;

● Representations made by the Borrower are untrue, or covenants are breached;

● Circumstances under Article 11 occur, and the Borrower fails to provide new security or change guarantors;

● The Borrower’s credit status declines;

● The Borrower’s financial indicators (profitability, solvency, operating capacity, cash flow) deteriorate or break agreed constraints;

● ☐ The Borrower defaults under other contracts with Bank of China Limited or its branches;

■ The Borrower defaults under other contracts with Bank of China Limited/branches, or defaults under credit contracts with other financial institutions;

● The Guarantor breaches the security contract or defaults under contracts with Bank of China;

● The Borrower terminates operations, dissolves, or goes bankrupt;

● The Borrower is involved in major economic disputes, lawsuits, arbitrations, or its assets are frozen, seized, or executed;

● The Borrower’s key management or major investors disappear, change abnormally, or are investigated/restricted by judicial authorities;

● Annual reviews find circumstances affecting the financial capability of the Borrower or the Guarantor;

● Large or abnormal transactions occur in the fund return account without acceptable explanations;

● ☐ Energy-saving construction is delayed, equipment has defects, energy-saving income fails to return to the designated account, or the Borrower participates in illegal lending. (Delete if not applicable);

● The Borrower refuses to cooperate with due diligence, or is suspected of money laundering, terrorist financing, sanctions violations, or listed on sanctions lists;

● The Borrower violates other obligations under this Contract.

Upon the occurrence of an Event of Default, the Lender may take the following remedies:

● Require the Borrower/Guarantor to rectify the default within a time limit;

● Reduce, suspend, or cancel the credit line;

● Suspend or terminate drawdown applications under this or other contracts;

● Declare outstanding principal, interest, and expenses immediately due and payable;

● Adjust interest rates or charge penalty interest;

● Change payment methods (e.g., from independent to entrusted payment);

● Downgrade the risk classification of all credit assets of the Borrower;

● Terminate or rescind this Contract and other contracts;

● Demand compensation for losses, including litigation fees, attorney fees, and execution fees;

● Deduct funds directly from accounts opened by the Borrower with Bank of China to clear debts (non-matured funds deemed accelerated);

● Exercise security rights;

● Demand the Guarantor to assume liability;

● Other necessary measures.

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Article 14 Reservation of Rights

The failure of one Party to exercise any of its rights, in whole or in part, under this Contract, or its failure to require the other Party to perform, undertake, or assume any of its obligations or liabilities, in whole or in part, shall not constitute a waiver of such right or an exemption from such obligation or liability by such Party.

Any indulgence, extension, or delay by one Party in exercising any of its rights under this Contract shall not affect any rights to which it is entitled under this Contract, applicable laws, or regulations, nor shall it be deemed a waiver of such rights.

Article 15 Variation, Modification, and Termination

This Contract may be amended or modified in writing upon mutual agreement of both Parties, and any such amendment or modification shall constitute an integral part of this Contract.

Unless otherwise provided by laws or regulations or otherwise agreed upon by the Parties, this Contract shall not be terminated prior to the full performance of all rights and obligations hereunder.

Unless otherwise provided by laws or regulations or otherwise agreed upon by the Parties, the invalidity of any provision of this Contract shall not affect the legal validity of the other provisions.

Article 16 Governing Law and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China (for the purposes of this Contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan Region).

After this Contract becomes effective, any and all disputes arising from or in connection with the negotiation, execution, or performance of this Contract may be settled through consultation between the Parties. If no settlement can be reached through consultation, either Party may resolve the dispute by the following Option 2:

1. Arbitration. Submit to: ☐ China International Economic and Trade Arbitration Commission ☐ Beijing Arbitration Commission (Beijing International Arbitration Center) ☐ __________________________ Arbitration Commission

Arbitration shall be conducted in accordance with the arbitration rules of the said commission in effect at the time of submission of the application for arbitration, at __________________________ (place of arbitration). The arbitral award shall be final and binding upon all Parties.

2. Litigation. The Parties may agree to resolve the dispute through litigation in a Chinese court.

■ File a lawsuit with the People’s Court at the domicile of the Lender or other institution of Bank of China Limited that exercises rights and assumes obligations in accordance with this Contract and the Specific Agreement.

☐ File a lawsuit with the International Commercial Court of the Supreme People’s Court (for international commercial disputes with a subject matter exceeding RMB 300 million).

☐ File a lawsuit with the competent People’s Court.

During the period of dispute resolution, if such dispute does not affect the performance of the other provisions of this Contract, such other provisions shall continue to be performed.

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Article 17 Appendices

The following constitute indivisible parts of this Contract:

● Drawdown Application (Form);

● Letter of Information on Annualized Loan Interest Rate (Form);

● ......

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Article 18 Other Terms

(1)	Borrower shall not transfer its rights or obligations under this Contract to a third party without the Lender’s prior written consent.

(2)	If the Borrower, due to business needs, entrusts other institutions of Bank of China Limited to perform the rights and obligations under this Contract, or assigns the loan business under this Contract to other institutions of Bank of China Limited for assumption and management, the Borrower hereby consents to such arrangement. Other institutions of Bank of China Limited authorized by the Lender, or other institutions of Bank of China Limited assuming the loan business under this Contract, shall have the right to exercise all rights under this Contract, and shall have the right to initiate litigation in the name of such institution with respect to disputes arising under this Contract, submit to arbitration for adjudication, or apply for enforcement.

(3)	This Contract is binding on successors and permitted assigns of both parties.

(4)	Unless otherwise agreed, both Parties hereby designate their respective domiciles as stated in this Contract as their communication and contact addresses, and as their confirmed valid addresses for service. The scope of application of such addresses for service includes all types of notices and contractual documents during the performance of this Contract by both Parties, as well as the service of relevant documents and legal instruments in the event of any dispute arising from this Contract (including, but not limited to, all proceedings at all stages of litigation after arbitration or civil litigation procedures, such as first instance, jurisdictional objections and reconsideration, second instance, retrial, remand for retrial, and enforcement, with legal instruments including, but not limited to, various notices, arbitral awards, judgments, rulings, and mediation statements).

The Borrower agrees that the Lender, arbitral institutions, or courts may serve relevant documents and legal instruments upon the Borrower by facsimile and email as listed in this Contract through electronic service.

Where an address for service and electronic service are simultaneously agreed upon, service to the address designated by the Borrower and electronic service shall have equal legal effect. Where multiple methods of service are adopted for the same matter or legal instrument, all such methods shall have the effect of service, and the date of the earliest service shall be deemed the date of service.

In the event of any change to the above address or method, the Party making such change shall notify the other Party of the changed address or method in writing at least ten (10) working days in advance. During arbitration and civil litigation procedures, either Party shall notify the arbitral institution or court of any change to its address or method of service. Where a Party fails to perform the notification obligation in the manner described above, the address or method for service as confirmed in this Contract shall still be deemed a valid address or method for service.

Where legal instruments fail to be actually received by a Party due to inaccurate address or method provided or confirmed by such Party, failure to promptly notify the other Party and the court of any change to the address or method in accordance with procedures, or refusal to sign for receipt by the designated recipient, then in the case of service by mail, the date of return of the instrument shall be deemed the date of service; in the case of direct service, the date on which the server records the circumstances on the certificate of service on the spot shall be deemed the date of service; in the case of electronic service, the date on which the instrument enters the system designated by the Borrower shall be deemed the date of service.

The provisions of this paragraph regarding the address or method for service of relevant documents and legal instruments constitute an independent clause in this Contract concerning the confirmation of a valid address for service; in the event that this Contract is confirmed to be invalid or revoked in whole or in part, this clause shall continue to remain in effect.

(5)	Transactions are conducted based on independent interests, without seeking to influence fairness through related-party relations.

(6)	Headings are for convenience only and shall not affect interpretation.

(7)	In accordance with applicable laws, regulations, and regulatory requirements, in view of the Borrower’s application to the Lender for credit-related financial products or services, the Borrower hereby agrees to and authorizes the Lender to collect, inquire, store, use, process, transmit, provide, and delete the following information relating to the Borrower during the due diligence, review and approval, business processing, financing disbursement, post-lending management, registration and disposal of collateral, and collection of overdue debts in respect of such financial products and services:

1) Information relating to the Borrower in the Financial Credit Information Basic Database and other credit information databases established in accordance with law.

2) The Borrower’s industrial and commercial registration information, customs import and export information, tax information, invoice information, financial information, water and electricity fee payment status and data, payroll information, communication fee payment information, POS acquiring data, internet credit information, payment and settlement information, collateral information, and other relevant information held by third-party institutions.

3) The Borrower’s public security case-related information, information relating to litigation or arbitration, assets being sealed, seized, or subject to enforcement, court judgments, arbitral awards, administrative penalties, social insurance contribution status, and other relevant information.

4) Information generated or obtained by the Lender in the course of providing financial products or services to the Borrower.

5) For the avoidance of doubt, the relevant information does not include any information obtainable through publicly available channels.

The Borrower hereby agrees to and authorizes the Lender to collect, inquire, store, use, process, transmit, provide, and delete the above information, specifically including:

1) Inquiring into the Borrower’s relevant information through the Financial Credit Information Basic Database and other credit information databases established in accordance with law.

2) Providing information relating to this Contract and other relevant information relating to the Borrower to the Financial Credit Information Basic Database and other credit information databases established in accordance with law, for inquiry and use by qualified institutions or individuals in accordance with law.

3) Internally sharing the above relevant information among members of the Lender’s group, for the purposes of post-credit management and unified credit management of the Borrower as required by applicable laws, regulations, and regulatory requirements.

4) Providing the above relevant information to relevant third-party institutions as required for credit business processing, debt collection, assignment of claims, post-credit management, and other purposes.

This authorization shall remain valid until the date on which all credit facilities of the Borrower within the Lender’s group are fully settled.

(8)	If the drawdown date or repayment date falls on a non-working day such as a weekend or a statutory public holiday, it shall be postponed to the first working day following such non-working day.

(9)	If the Lender is unable to perform this Contract or is unable to perform this Contract in accordance with its terms due to changes in laws, regulations, or regulatory requirements, or due to requirements of the regulatory authorities, the Lender shall have the right to terminate or modify the performance of this Contract in accordance with such changes in laws, regulations, or regulatory requirements or requirements of the regulatory authorities. If the termination or modification of this Contract for such reasons renders the Lender unable to perform or unable to perform in accordance with the terms of this Contract, the Lender shall be exempt from liability.

(10)	The Borrower may make inquiries and complaints regarding this Contract and the business and fees hereunder through the Lender’s contact telephone number as set forth in this Contract.

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Article 19 Effectiveness of Contract

This Contract shall come into effect upon being signed by the legal representatives (responsible persons) or authorized signatories of both parties and affixed with their respective official seals. This Contract is made in three (3) originals, with each party holding one (1) copy, all of which shall have the same legal effect.

Borrower: WIPO (Shanghai) New Energy Technology Co., Ltd.
(Official Seal)
Authorized Signatory: Yuejin Liu

Date: March 14, 2025

Lender: Bank of China Limited, Shanghai Jiading Sub-branch
(Official Seal)
Authorized Signatory: Redacted
Date: March 14, 2025

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Appendix: Letter of Information on Annualized Loan Interest Rate

No.: Jiading 2025 Han Zi No. 25066201

To: WIPO (Shanghai) New Energy Technology Co., Ltd. (Borrower)

● Our bank has signed the Working Capital Loan Contract (No. Jiading 2025 Liu Zi No. 25066201) with your company. Under the contract, our bank, as the Lender, provides the loan to your company at an annualized interest rate of 2.77%. This annualized rate includes:

● (1) Interest calculated under Article 4, Paragraph 1 of the Contract;

● (2) Various fees directly related to the loan under Article / of the Contract (Delete if not applicable);

● (3) Various fees under agreement No. / (Delete if not applicable).

● This letter serves as an appendix to the contract and has the same legal effect.

Lender: Bank of China
(Official Seal)
Authorized Signatory: Redacted
Date: March 14, 2025